SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________
FORM 8-A
(Amendment No. 4)
FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934
USG Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-3329400
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3676
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange
Preferred Stock Purchase Rights	Chicago Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates:       N/A                (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1.        Description of Registrant’s Securities to be Registered.
Since 2013, USG Corporation (the “Company”) has had a Rights Agreement and Protective Amendment (each defined below) in place to protect the value of the Company’s $1.9 billion of net operating loss carryforwards (“NOLs”) and related tax benefits. These protections are scheduled to expire on March 22, 2016 and May 9, 2016, respectively, subject to other earlier termination events as described in the documents. In connection with the Company’s required triennial review of the Rights Agreement, the Board of Directors (the “Board”) of the Company approved, and on November 16, 2015 the Company entered into, Amendment No. 4 (the “Rights Agreement Amendment”) to the Rights Agreement to, among other items, extend the expiration date to May 31, 2019, subject to other earlier termination events as described therein.
The Company’s ability to use its NOLs could be substantially reduced if the Company experiences an “ownership change,” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, and the Rights Agreement and Protective Amendment have been designed to prevent such an “ownership change.” “Ownership changes” generally relate to the cumulative change in ownership among stockholders with an ownership interest of 5% or more (as determined under Section 382’s rules) over a rolling three-year period. Under the Rights Agreement, if any person or group acquires 4.9% or more of the outstanding shares of common stock, there would be a triggering event causing significant dilution in the ownership interest of such person or group, subject to certain exempt transactions. The Rights Agreement Amendment extends the 4.9% beneficial ownership threshold under the Rights Agreement until May 31, 2019, subject to other earlier termination events as described therein. The Company expects to submit the Rights Agreement Amendment to an advisory vote at the Company’s 2016 annual meeting of stockholders.
In connection with the Rights Agreement Amendment, the Board also recommended that at the Company’s 2016 annual meeting, stockholders vote to extend the Protective Amendment to the Company’s Restated Certificate of Incorporation (the “Protective Amendment”) until May 31, 2019 (subject to other earlier termination events as described in the Protective Amendment). The Protective Amendment generally voids transfers of shares that would result in the creation of a new 4.9% stockholder or an existing 4.9% stockholder acquiring additional shares. If stockholders do not approve the extension, the Protective Amendment will expire on May 9, 2016.
Pursuant to a Shareholder Agreement reached in 2006, Berkshire Hathaway and certain of its affiliates may acquire beneficial ownership of up to 50% of the Company's voting stock on a fully-diluted basis without triggering the ownership thresholds in the Protective Amendment or Rights Agreement, and may acquire beneficial ownership of more than 50% of the Company's voting stock on a fully-diluted basis without triggering the ownership thresholds in the Protective Amendment or Rights Agreement through an offer to purchase all of the Company's common stock that remains open for at least 60 days, in each case subject to specified exceptions.
The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, dated as of December 21, 2006, as amended (the “Rights Agreement”), by and between the Company and Computershare Investor Services, LLC, as rights agent (predecessor-in-interest to Computershare Trust Company, N.A.). Copies of the Protective Amendment, Rights Agreement and the Rights Agreement Amendment are available free of charge from the Company. There is no guarantee that the Rights Agreement and Protective Amendment will prevent the Company from experiencing an ownership change.

The foregoing description of the Rights Agreement Amendment is qualified in its entirety by reference to the full text of the Rights Agreement Amendment, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by this reference.
Cautionary Statement Regarding Forward-Looking Statements
This registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions, including the anticipated submission for stockholder approval of the amendment to the Protective Amendment and an advisory vote on the Rights Agreement Amendment. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect the submission for stockholder approval of the amendment to the Protective Amendment and the advisory vote on the Rights Agreement Amendment. The Company assumes no obligation to update any forward-looking information contained in this registration statement. Information concerning the factors that may impact the forward-looking statements in this registration statement may be found in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.
Item 2.        Exhibits.

Exhibit Number	Exhibit
4.1
Amendment No. 4 to Rights Agreement, dated as of November 16, 2015, between USG Corporation and Computershare Trust Company, N.A., as rights agent (successor-in-interest to Computershare Investor Services LLC).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

USG CORPORATION

By:	/s/ Stanley L. Ferguson
Name:	Stanley L. Ferguson
Title:	Executive Vice President, General Counsel and Secretary

Date:    November 16, 2015

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1
Amendment No. 4 to Rights Agreement, dated as of November 16, 2015, between USG Corporation and Computershare Trust Company, N.A., as rights agent (successor-in-interest to Computershare Investor Services LLC).

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